Immediately
M.A. Hatfield (414) 765-7809
M.F. Furlong (414) 765-8052

MARSHALL & ILSLEY CORPORATION RELEASES
SECOND QUARTER 2001 EARNINGS PREVIEW

Milwaukee, Wisconsin -- June 22, 2001 -- Marshall & Ilsley Corporation (M&I) today provided an update on its expected operating income for the second quarter ending June 30, 2001 to be approximately $95 million to $98 million, or $.88 to $.91 per share, compared to $.85 in the first quarter of 2001 and $.83 in the second quarter of 2000. M&I also stated it plans to take a pretax non-recurring charge of $38 million related to organizational changes and acquisitions at its Metavante Corporation subsidiary and a pretax $25 million write-down in the carrying value of lease residuals in M&I's auto lease portfolio. M&I will release its second quarter earnings on July 12, 2001.

Second Quarter Operating Fundamentals
M&I expects operating earnings for the second quarter to reflect net interest margin expansion, continued growth in total average commercial loans, stable credit quality and continued revenue growth at Metavante.

Special Charges Related to Changes and Acquisitions at Metavante Corporation
The $38 million non-recurring charge related to structural changes and acquisitions at Metavante Corporation is comprised of:

  $11 million for the reduction in force and realignment as stated in the April 11, 2001 release.
  $14 million related to the recent acquisitions of Derivion and CyberBills, of which $7 million will be incurred this quarter with the remaining amounts to be recorded in the third and fourth quarters of 2001. These acquisitions brought new and enhanced technology to Metavante's bill payment and bill presentment products. The non-recurring charges are costs associated with the purchases which include writing off of other technologies replaced by these acquisitions.
  $13 million associated with the write-off of investments predominantly related to the mortgage origination business. Metavante believes the investments no longer fit with the long-term strategy of the Company.

Auto Lease Residual Values Adjusted
Auto lease residual values were adjusted by writing down the expected residual values by $25 million. Declines in the expected resale value of leased automobiles and a decreasing demand for sport utility vehicles were contributing factors in this decision. M&I believes there will be no further adjustments to the carrying values of the remaining leases.

Second Quarter Earnings to Reflect Final Charter Consolidation Charge
The second quarter will include the final charge for charter consolidation announced a year ago. The $6 million charge in the quarter ending June 30, 2001 brings total charges to $21 million, $3 million less than originally planned. The last of the charter consolidations was effective June 1, 2001. The process took eight months and was done with minimal, if any, customer disruption.

Net income, after the non-recurring charges, for the quarter is expected to be $57 million to $60 million, or $.53 to $.56 per share.

"We remain optimistic about the outlook for M&I, despite some obvious slowing in certain areas of the economy," said James B. Wigdale, chairman, Marshall & Ilsley Corporation. "We continue to expect single digit growth in commercial and personal loans, and modest deposit growth over the remainder of the year. With this balance sheet growth, combined with an increase in our net interest spread, we should experience margin expansion in the second half of the year. We will continue to take steps to reduce our interest rate risk profile."

"Metavante expects to meet its originally planned operating profit goals," continued Wigdale, "while positioning itself for increased growth in the future. The acquisitions of Derivion and Cyberbills are examples of the action steps taken to grow 2002 and 2003 revenues and profits. The combination of these two technologies gives Metavante an electronic bill payment and presentment solution we believe is unmatched in the marketplace today."

Acquisitions of Fifth Third Branches, National City Bancorporation On Schedule
The acquisitions of eleven Fifth Third branches in Arizona and of National City Bancorporation in Minneapolis, Minnesota, announced on April 30, are on schedule and are expected to close during the summer.

M&I's share repurchase authorization of up to 6 million shares per year has 5.5 million shares remaining for 2001. Said shares may be repurchased from time to time subject to regulatory requirements and market conditions.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wisconsin with $26.2 billion in assets. Founded in 1847, M&I has the largest retail banking presence in Wisconsin with 213 offices throughout the state. Following the acquisition of the Fifth Third branches in Arizona in September, M&I will have 25 banking locations throughout the state of Arizona. In addition, M&I has banking locations in Las Vegas, Nevada and Naples, Florida. M&I also provides trust and investment management, equipment leasing, mortgage banking, financial planning, investments, insurance services and data processing from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I's customer-based approach, internal growth and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

This press release contains forward-looking statements concerning M&I's future financial results, including expected earnings, revenue and charges. Such statements are subject to important factors which could cause M&I's actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in M&I's Annual Report on Form 10-K for the year ended December 31, 2000 and as may be described from time to time in M&I's subsequent SEC filings, and such factors are incorporated herein by reference.

Marshall & Ilsley Corporation will hold a conference call at 11:00 a.m. central daylight time, Friday, June 22, regarding the information contained in this release. For those interested in listening, please call 1-800-310-8725 and reference the M&I Conference Call. If you are unable to join us at this time, a replay of the call will be available through Friday, June 29 at 5:00 p.m., by calling 1-800-839-6713 and using pass code 431 04 14.